Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
Dated as of June 2, 2008
AMONG
MARKETAXESS HOLDINGS INC.
TCV VI, L.P.
AND
TCV MEMBER FUND, L.P.

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF SHARES	1

1.1 Purchase and Sale	1
1.2 Closing	1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2

2.1 Organization and Corporate Power	2
2.2 Authorization, Etc.	2
2.3 Government Approvals	3
2.4 Authorized and Outstanding Stock	3
2.5 Subsidiaries	4
2.6 Securities Law Compliance	5
2.7 SEC Documents; Financial Information	5
2.8 Internal Controls	6
2.9 Disclosure Controls	6
2.10 Absence of Certain Events; No Material Adverse Change	6
2.11 Litigation	8
2.12 Compliance with Laws; Permits	8
2.13 Taxes	9
2.14 Intellectual Property	9
2.15 Contracts and Commitments	10
2.16 Employee Matters	10
2.17 No Brokers or Finders	10
2.18 Transactions with Affiliates	10
2.19 Insurance	11
2.20 Investment Company Act	11
2.22 Nasdaq	11
2.23 Delaware Section 203	11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER	11

3.1 Organization and Power	11
3.2 Authorization, Etc.	11
3.3 Government Approvals	12
3.4 Investment Representations	12
3.5 No Brokers or Finders	13

ARTICLE IV COVENANTS OF THE PARTIES	13

4.1 Legends	13
4.2 Restrictions on Actions	13
4.3 Hedging Transactions	15
4.4 TCV Director	16
4.5 Rights Agreement	17
4.6 Specific Performance	17

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ARTICLE V CONDITIONS TO THE PURCHASERS’ OBLIGATION	18

5.1 Initial Closing	18
5.2 Subsequent Closing	19

ARTICLE VI CONDITIONS TO THE COMPANY’S OBLIGATION	20

6.1 Initial Closing	20
6.2 Subsequent Closing	20

ARTICLE VII MISCELLANEOUS	21

7.1 Survival of Representations	21
7.2 Shares Owned by Affiliates	21
7.3 Counterparts	22
7.4 Governing Law	22
7.5 Entire Agreement; No Third Party Beneficiary	22
7.6 Expenses	23
7.7 Notices	23
7.8 Successors and Assigns	24
7.9 Headings	24
7.10 Amendments and Waivers	24
7.11 Interpretation; Absence of Presumption	24
7.12 Severability	25

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SCHEDULES

Schedule 1.1	Purchased Shares and Warrant Shares
EXHIBITS

Exhibit A	Definitions
Exhibit B-1	Form of Certificate of Designation of Series B Preferred Stock
Exhibit B-2	Form of Warrant
Exhibit C	Investor Rights Agreement
Exhibit D	Form of Opinion of Company Counsel

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SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement dated as of June 2, 2008 (this “Agreement”) is among MarketAxess Holdings Inc., a Delaware corporation (the “Company”), TCV VI, L.P., a Delaware limited partnership (“TCV VI”), and TCV Member Fund, L.P., a Delaware limited partnership (“TCV Member Fund” and, together with TCV VI, the “Purchasers”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A.
     The Purchasers desire to purchase from the Company, and the Company desires to issue and sell to the Purchasers, (i) an aggregate of 35,000 shares (the “Purchased Shares”) of the Company’s Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), and (ii) one or more warrants (the “Warrants” ) to purchase an aggregate of 700,000 shares (the “Warrant Shares” ) of Common Stock, all on the terms and subject to the conditions hereinafter set forth.
     In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF SECURITIES
     Section 1.1 Purchase and Sale. Subject to the terms and conditions hereinafter set forth, at the applicable Closing each Purchaser shall purchase, and the Company shall issue and sell, that number of Purchased Shares and a Warrant for that number of Warrant Shares set forth below such Purchaser’s name for the applicable Closing on Schedule 1.1. The aggregate purchase to be paid by each Purchaser at the applicable Closing is set forth on Schedule 1.1. The Series B Preferred Stock shall have the rights, terms and privileges set forth in the Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”) attached as Exhibit B-1 and the Warrants shall be in the form attached as Exhibit B-2.
     Section 1.2 Closings.
     (a) On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the initial closing of the sale and purchase of the Purchased Shares and the Warrants (the “Initial Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, at 10:00 A.M., on the first business day after the day on which all of the conditions set forth in Sections 5.1 and 6.1 have been satisfied or waived (other than conditions which by their terms are to be satisfied at the Initial Closing), or such other time and place as the Company and the Purchasers may agree. The date on which the Initial Closing is to occur is herein referred to as the “Initial Closing Date.” At the Initial Closing, the Company will deliver the Purchased Shares and the Warrants being acquired by each Purchaser at the Initial Closing in the form of one or more certificates issued in such Purchaser’s name upon receipt by the Company of payment of the full purchase price to be paid at the Initial Closing therefor by or on behalf of such Purchaser to the Company by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.

     (b) On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the subsequent closing of the sale and purchase of the Purchased Shares and the Warrants (the “Subsequent Closing” and collectively with the Initial Closing, the “Closings”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, at 10:00 A.M., on the first business day after the day on which all of the conditions set forth in Sections 5.2 and 6.2 have been satisfied or waived (other than conditions which by their terms are to be satisfied at the Subsequent Closing), or such other time and place as the Company and the Purchasers may agree. The date on which the Subsequent Closing is to occur is herein referred to as the “Subsequent Closing Date.” At the Subsequent Closing, the Company will deliver the Purchased Shares and the Warrants being acquired by each Purchaser at the Subsequent Closing in the form of one or more certificates issued in such Purchaser’s name upon receipt by the Company of payment of the full purchase price to be paid at the Subsequent Closing therefor by or on behalf of such Purchaser to the Company by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchasers that, except as set forth in the SEC Documents filed by the Company with the SEC on or after January 1, 2008 (other than disclosures in the “Risk Factors” sections of any such filings and any other disclosures included in such filings to the extent such disclosures are predictive or forward-looking in nature):
     Section 2.1 Organization and Power. The Company and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign corporation or limited liability company in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to so qualify has not, individually or in the aggregate, had, and would not reasonably be expected to have, a Material Adverse Effect.
     Section 2.2 Authorization, Etc. The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement, the Warrants and the Investor Rights Agreement (collectively, the “Related Agreements”), and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and for the due authorization, issuance, sale and delivery of the Purchased Shares and the Warrants and the reservation, issuance and delivery of the Conversion Shares and the Warrant Shares. The authorization, execution, delivery and performance by the Company of this Agreement and the Related Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designation and the issuance of the Purchased Shares, the Warrants, the Conversion Shares and the Warrant Shares do not and will not: (a) violate or result in the breach of any provision of the certificate of incorporation and bylaws of the Company; or (b) with such exceptions that would not reasonably be expected to have a Material Adverse Effect, whether after the giving of notice or the lapse of time or both: (i) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any license agreement, securities or registration rights agreement, mortgage, credit or hedging agreement, indebtedness or other agreement or contract to which the Company or any of its Subsidiaries is a party; (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; or (iii) result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any franchise, permit, license or other right granted by a governmental authority to the Company or any of its Subsidiaries, other than Liens under federal or state securities laws. The issuance of the Purchased Shares does not require any further corporate action and is not subject to any preemptive right under the Company’s certificate of incorporation or any contract to which the Company is a party. This Agreement and each of the Related Agreements has been duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties thereto, this Agreement and the Related Agreements will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     Section 2.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements, or in connection with the issuance of the Purchased Shares, the Warrants, the Conversion Shares or the Warrant Shares, except for (a) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware; (b) those which have already been made or granted; (c) the filing of a current report on Form 8-K with the SEC; (d) filings with applicable state securities commissions; (e) the listing of the Conversion Shares and the Warrant Shares with the Nasdaq Stock Market; (f) in compliance with the provisions of the HSR Act in connection with any exercise of the Warrants; (g) FSA Approval; and (h) filing an amended Form BD with the SEC.
     Section 2.4 Authorized and Outstanding Stock.
          (a) The authorized capital stock of the Company (immediately prior to the Closing) consists of 110,000,000 shares of Common Stock, 10,000,000 shares of nonvoting common stock, par value $0.003 per share (“Nonvoting Common Stock”) and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware 35,000 shares of Preferred Stock have been designated as the Series B Preferred Stock.
          (b) As of May 28, 2008, the issued and outstanding capital stock of the Company consists of 30,988,380 shares of Common Stock (including unvested restricted stock units (or RSUs) for an aggregate of 648,473 shares that have been granted under the Stock Plans) and 2,585,654 shares of Nonvoting Common Stock. There are no outstanding shares of Preferred Stock. In addition, options to purchase an aggregate of 5,726,396 shares of Common Stock have been granted and are unexercised under the Stock Plans and such options have a weighted average exercise price of $9.24 per share. All of the issued and outstanding shares of capital stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable. The shares of Common Stock issuable upon conversion of the Purchased Shares (the “Conversion Shares”) and upon exercise of the Warrants have been reserved for issuance and, when issued upon conversion thereof in accordance with the terms of the Certificate of Designation or upon exercise of the Warrants in accordance with their respective terms, as the case may be, will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, other than those under applicable state and federal securities and antitakeover laws, this Agreement and the Investor Rights Agreement. When issued in accordance with the terms hereof, the Purchased Shares will be free and clear of all Liens imposed by or through the Company, except for restrictions imposed by Federal or state securities or “blue sky” laws and except for those imposed pursuant to this Agreement or the Investor Rights Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the Company’s amended and restated certificate of incorporation, including the Certificate of Designation.
          (c) Except as provided in this Agreement: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to any preemptive right granted by the Company with respect to the issuance of any capital stock of the Company. Except as provided in the Investor Rights Agreement, no person or entity has been granted rights by the Company with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the “Securities Act”).
     Section 2.5 Subsidiaries. The Company’s Subsidiaries consist of (i) all the entities listed on Exhibit 21.1 to the Company’s Form 10-K for the year ended December 31, 2007 other than MarketAxess Leasing Limited which has been dissolved, and (ii) Greenline Financial Technologies, Inc. The Company, directly or indirectly, owns of record and beneficially, free and clear of all Liens of any nature, all of the issued and outstanding capital stock of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. There are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such

Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal. The Company is not a participant in any material joint venture, partnership or similar arrangement.
     Section 2.6 Securities Law Compliance. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.4 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. The Company has not, in connection with the transactions contemplated by this Agreement, engaged in: (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) promulgated under the Securities Act); (b) any action involving a “public offering” within the meaning of Section 4(2) of the Securities Act; or (c) any action that would require the registration under the Securities Act of the offering and sale of the Purchased Shares or the Warrants pursuant to this Agreement. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Securities Act.
     Section 2.7 SEC Documents; Financial Information; Undisclosed Liabilities. Since January 1, 2007, the Company and each Subsidiary that is registered with the SEC as a broker-dealer has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act except, in the case of clause (b), where the failure to file has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2007, each Subsidiary of the Company that is registered with the SEC or with the FSA as a broker, dealer, arranger or other market intermediary or participant has timely filed all material reports, schedules, and other documents (including all required amendments, exhibits and schedules thereto) required to be filed by such entity with FINRA or the FSA pursuant to the Exchange Act and/or the rules administered by FINRA or the FSA (together with the SEC Documents, the “Documents”). As of their respective filing dates, the Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC (or FINRA or the FSA, as applicable) thereunder applicable to such Documents, and as of their respective dates none of the Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Subsidiaries included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP. The Company satisfies the “registrant requirements” for use of Form S-3 set forth in General Instruction I.A to Form S-3 promulgated by the SEC. Except (a) as disclosed in the Company’s March 31, 2008 balance sheet or in the SEC Documents, (b) for liabilities incurred since March 31, 2008 in the ordinary course of business, and (c) for liabilities incurred in connection with contracts or agreements entered into in the ordinary course of business or in connection with this Agreement or the transactions contemplated hereby, the Company and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise, and whether due or to become due, which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.8 Internal Controls. The Company and each of its Subsidiaries maintains a system of internal control over financial reporting that the Company believes are sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (c) access to assets is permitted only in accordance with management’s general or specific authorization. The Company believes that its auditors and the Audit Committee of the Board of Directors have been advised of: (x) any significant deficiencies in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data; and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material weaknesses in the Company’s internal control over financial reporting as of the date the last evaluation was conducted have been identified for the Company’s auditors. Each Subsidiary of the Company that is registered with the SEC as a broker-dealer maintains a system of supervisory controls and supervisory procedures, including procedures to test and verify such supervisory procedures, sufficient to meet the requirements of NASD Rules 3010, 3011, 3012, and 3013.
     Section 2.9 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.
     Section 2.10 Absence of Certain Events; No Material Adverse Change. Since December 31, 2007, the Company and its Subsidiaries each has conducted its business operations in the ordinary course and there has not occurred any event, development, circumstance or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2007 there has not occurred:
          (a) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of the Company or any of its Subsidiaries, except in the ordinary course of business;

          (b) any incurrence of indebtedness for borrowed money, notes, mortgages or purchase money indebtedness of the Company or its Subsidiaries in excess of $1,000,000 in the aggregate;
          (c) any waiver or modification by the Company or any of its Subsidiaries of any right or rights of substantial value or of a material debt owed to it other than in the ordinary course of business;
          (d) any material change in the accounting principles, methods, practices or procedures followed by the Company in connection with the business of the Company and its Subsidiaries or any material change in the depreciation or amortization policies or rates theretofore adopted by the Company in connection with the business of the Company and its Subsidiaries, any change in the Company’s independent public accounting firm, disagreement with its independent public accounting firm over the Company’s and its Subsidiaries’ application of accounting principles or with the preparation of any of their financial statements that was required to be disclosed in the SEC Documents, notification to the Company’s audit committee of any irregularity with respect to the Company’s or its Subsidiaries’ financial statements, books and records or method of accounting;
          (e) except as contemplated by this Agreement, any declaration, setting aside or payment of any dividends (or, in the case of a limited liability company, other distributions) in respect of the outstanding shares of capital stock (or, in the case of a limited liability company, other equity interests) of the Company or any of its Subsidiaries (other than dividends declared or paid by wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company) or any other change in the authorized capitalization of the Company or any of its Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;
          (f) any written notice from the SEC in connection with any investigation or action by the SEC that seeks to, or could reasonably be expected to result in, the restatement by the Company of any of its current or previously disclosed financial statements, and to the actual knowledge of any of the executive officers of the Company, no such investigation or action has been threatened in writing by the SEC;
          (g) any material change in any compensation agreement or arrangement with any executive officer or director of the Company, other than in the ordinary course of business;
          (h) any resignation or termination of employment of any of the Company’s executive officers and the Company is not aware of any impending resignation or termination of any such officer;
          (i) any loans or guarantees made by the Company or any of its Subsidiaries to or for the benefit of their employees, officers or directors or any members of their immediate families, other than (i) travel advances and other advances made in the ordinary course of business and (ii) loans to employees, officers or directors in connection with the exercise of stock options granted pursuant to the Stock Plans;

          (j) the withdrawal or termination, or any written notice threatening withdrawal or termination, of any broker-dealer as a participant in the Company’s or its Subsidiaries trading platforms;
          (k) any arrangement, contract or commitment to do any of the foregoing;
          (l) any written notice from any governmental authority (to include any non-U.S. governmental authority or self-regulatory organization) that seeks to commence, or would reasonably be expected to result in, the commencement of an enforcement action against the Company or against any Subsidiary that is registered with the SEC as a broker-dealer.
     Section 2.11 Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties or assets of the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any Subsidiary or any of their assets or property which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.12 Compliance with Laws; Permits.
     (a) The Company is not in violation of or default under any provision of its restated certificate of incorporation or bylaws, each as currently in effect. The Company and its Subsidiaries are in compliance in all material respect with all material statutes and regulations (whether issued under domestic, foreign or international law), including the FSA Rules. The Company and its Subsidiaries have each conducted and continue to conduct business operations in accordance with all law and regulation applicable to the Company or any Subsidiary, and neither the Company nor any Subsidiary is in violation of any such law or regulation, except in each case for violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not subject to material regulation in any jurisdiction other than the United States, the United Kingdom, Canada and the member states of the European Union and any political subdivision of any of the foregoing.
     (b) Without limiting the generality of the preceding paragraph, with respect to its business operations and with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
          (i) the Company, and each of its Subsidiaries, by virtue of broker-dealer activities, is not required to be registered in or obtain a franchise, permit, license or similar authorization (each, a “Permit”) from any jurisdiction, other than those Permits currently held, and, as a broker-dealer, has not exceeded in any material respect those business activities in which it is authorized by governmental authorities to engage as enumerated in any agreements with any governmental authority or any other limitations imposed in connection with their registration forms;

          (ii) all such Permits held by the Company or any Subsidiary are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them has been threatened in writing;
          (iii) neither the Company nor any of its Subsidiaries has failed to pay any material fees and assessments due and payable in connection with any filing; and
          (iv) none of the Company or any of its Subsidiaries is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act.
     (c) Except for normal examinations conducted by the SEC, FSA or a self-regulatory organization in the regular course of the Company’s and its Subsidiaries’ business, (i) neither the SEC, FSA nor any self-regulatory organization has initiated any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries and (ii) there is no unresolved violation or exception by the SEC, FSA or any self-regulatory organization with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.
     Section 2.13 Taxes. The Company and each of its Subsidiaries has filed all Tax returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has paid all Taxes required to be paid, except for any such failures to file or pay that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No material deficiencies for any Tax are currently assessed against the Company or any of its Subsidiaries, and no material Tax returns of the Company or any of its Subsidiaries have been audited during the last three years, and, there is no such material audit pending or, to the knowledge of the Company, contemplated. There is no outstanding claim by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to the imposition of any material tax by that jurisdiction.
     Section 2.14 Intellectual Property. All material Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries that were developed, worked on or otherwise held by any employee, officer, consultant or otherwise are owned free and clear by the Company or one of its Subsidiaries (as the case may be) by operation of law or have been validly assigned to the Company one of its Subsidiaries (as the case may be) in all material respects. The Intellectual Property Rights are sufficient in all material respects to carry on the business of the Company and each of its Subsidiaries as presently conducted. To the actual knowledge of the Company, the Intellectual Property Rights owned by the Company or any of its Subsidiaries do not infringe the intellectual property rights of any third party. Neither the Company nor any of its Subsidiaries has received since the later of January 1, 2007 and (with respect to each Subsidiary of the Company that was acquired from one or more third parties) the date such Subsidiary was acquired from such third party(ies) any written notice or other written claim from any third party: (i) asserting that any of the Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries infringe any intellectual property rights of such third party; (ii) challenging the validity, effectiveness or ownership by the Company or its Subsidiaries of any of the Intellectual Property Rights; or (iii) asserting that the Company or its Subsidiaries is in material default with respect to any license granting Intellectual Property Rights to the Company or its Subsidiaries.
     Section 2.15 Contracts and Commitments. All of the material contracts of the Company or any of its Subsidiaries are in full force and effect and upon consummation of the transactions contemplated by this Agreement and the Related Agreements, shall continue in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries nor, to the actual knowledge of the Company, any other party is in material breach of or in material default under any such contract.
     Section 2.16 Employee Matters. The Company has described in, or filed as an exhibit to, the SEC Documents filed prior to the date of this Agreement all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Documents: employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all “employee pension benefit plans” as defined in Section 3(2) of ERISA, bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements in effect by the Company and its Subsidiaries) (the “ERISA Documents”). The Company and its Subsidiaries are in compliance with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents; and each such ERISA Document is in compliance with all applicable requirements of ERISA, except, in each case, where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, none of the Company’s or its Subsidiaries’ employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her employment obligations to the Company or its Subsidiaries or that would conflict with the Company’s and its Subsidiaries’ business as now conducted or proposed to be conducted, except for such contracts and other agreements, judgments, decrees and orders that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 2.17 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Subsidiaries, other than Financial Technology Partners, LP whose fee is the sole responsibility of the Company.
     Section 2.18 Transactions with Affiliates. Except as disclosed in the Proxy Statement, there were no loans, leases or other agreements, understandings or continuing transactions between the Company or any of its Subsidiaries, on the one hand, and any officer or director of the Company or any of its Subsidiaries or any Person that the Company believes is the owner of five percent or more of the outstanding Common Stock and Nonvoting Common Stock in the aggregate or any respective family member or Affiliate of such officer, director or stockholder, on the other hand, that were required by federal securities laws to be disclosed in the Proxy Statement.
     Section 2.19 Insurance. The Company and each of its Subsidiaries maintains insurance covering its properties, operations, personnel and businesses as the Company deems adequate. All such insurance is fully in force, except where the failure to be in full force has not, individually or in the aggregate, had, and would not reasonably be expected to have, a Material Adverse Effect.
     Section 2.20 Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares and Warrants in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
     Section 2.21 Nasdaq. As of the date hereof, the Company’s Common Stock is listed on the Nasdaq Global Select Market, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq Global Select Market.
     Section 2.22 Delaware Section 203. The Board of Directors of the Company (or a committee thereof), at a meeting duly called and held on May 29, 2008, has approved for purposes of Section 203 of the Delaware General Corporation Law: (a) the sale and issuance of the Purchased Shares and the Warrants to the Purchasers hereunder and the issuance of the Conversion Shares upon conversion of the Purchased Shares and the issuance of the Warrant Shares upon exercise of the Warrants; and (b) any transaction, including a purchase of Common Stock from any Person, in compliance with Section 4.2(a) hereof in which either (or both) of the Purchasers become “interested stockholders.”
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
     Each Purchaser, severally and not jointly, represents and warrants to the Company that:
     Section 3.1 Organization and Power. Such Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited partnership power and authority to own its properties and to carry on its business as presently conducted.
     Section 3.2 Authorization, Etc. Such Purchaser has all necessary limited partnership power and authority, and has taken all necessary limited partnership action required for the due authorization, execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby. The authorization, execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is or will be a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any provision of the certificate of limited partnership and limited partnership agreement of such Purchaser; or (b)

with such exceptions that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement and the Related Agreements to which it is a party, whether after the giving of notice or the lapse of time or both: (i) violate any provision of, constitute a breach of, or default under, or result in or permit the cancellation, termination or acceleration of any material contract to which such Purchaser is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable law. This Agreement has been, and each of the Related Agreements to which such Purchaser will, at the Closing be party will be, duly executed and delivered by such Purchaser. Assuming due execution and delivery thereof by the other Persons contemplated to be party thereto, this Agreement and the Related Agreements will each be a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     Section 3.3 Government Approvals. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement and the Related Agreements to which it is a party, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G and a Form 3 to report such Purchaser’s ownership of the Purchased Shares and Warrants; (c) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of the Purchasers to perform their obligations hereunder; (d) in compliance with the provisions of the HSR Act in connection with any exercise of the Warrants and (e) FSA Approval.
     Section 3.4 Investment Representations.
          (a) Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          (b) Such Purchaser has been advised by the Company that neither the Purchased Shares nor the Warrants have been registered under the Securities Act, that the Purchased Shares and the Warrants will be issued on the basis of the statutory exemption provided by Section 4(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by such Purchaser in this Agreement and the Related Agreements. Such Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

          (d) Such Purchaser is purchasing the Purchased Shares and the Warrants for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.
          (e) By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder.
          (f) The Company has provided to such Purchaser all documents and information that such Purchaser has requested relating to an investment in the Company. Such Purchaser recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares and the Warrants. Such Purchaser has carefully considered and has, to the extent it believes such discussion necessary, discussed with the Purchaser’s professional legal, tax and financial advisers the suitability of an investment in the Company, and such Purchaser has determined that the acquisition of the Purchased Shares and the Warrants is a suitable investment for the Purchaser. Such Purchaser has not relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares or the Warrants. In evaluating the suitability of an investment in the Company, such Purchaser has not relied upon any representations (other than the representations and warranties of the Company set forth in Article II) or other information from the Company or any of its agents, except for information made publicly available by the Company pursuant to filings with the Securities and Exchange Commission, by press release or otherwise.
     Section 3.5 No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by such Purchaser.
ARTICLE IV
COVENANTS OF THE PARTIES
     Section 4.1 Legends. Each Purchaser acknowledges and agrees that the Purchased Shares and the Warrants will bear a legend in substantially the following form:
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. Such shares may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement thereunder or an exemption from such registration.”
     Section 4.2 Restrictions on Actions.
          (a) Each Purchaser agrees that until the earlier of (i) the seventh anniversary of the date of this Agreement, and the first anniversary of the date on which such Purchaser no longer owns any Purchased Shares, Conversion Shares, Warrants or Warrant Shares (the “Restricted Period”), without the prior written consent of the Company, it will not at any time, nor will it cause, suffer or permit any of its Restricted Affiliates to agree to, make any public proposal to acquire or acquire, directly or indirectly, by purchase or otherwise, record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act ), of any securities of the Company which if acquired would result in the Purchasers, in the aggregate, having record or beneficial ownership of more than 19.9% of the outstanding shares of the Company’s Common Stock determined on a fully diluted basis (which shall be determined assuming conversion of all of the shares of Series B Preferred Stock, exercise of all Warrants for the full number of Warrants Shares and conversion of all Nonvoting Common Stock); provided, however, that if the Company takes any direct or indirect action that results in the number of shares of Common Stock outstanding being reduced (e.g. stock repurchases), no Purchaser shall be deemed to have breached this Section 4.2(a) as a result of such action. The Company agrees that it shall not take any action, including the adoption or maintenance of a shareholder rights plan, which would prohibit or restrict the Purchasers from purchasing securities of the Company which purchases would be permitted by this Section 4.2(a).
          (b) During the Restricted Period without the prior written consent of the Company, the Purchasers agree not to, directly or indirectly: (i) publicly propose to enter into, directly or indirectly, any merger, consolidation, business combination or other similar transaction involving the Company; (ii) make, or in any way participate in, any solicitation of proxies to vote any securities of the Company under any circumstances for a change in the directors or management of the Company, or in connection with a merger or acquisition of the Company, or deposit any securities of the Company in a voting trust or subject them to a voting agreement or other agreement of similar effect (it is understood and agreed that this clause (ii) shall not prohibit any Purchaser from voting any securities of the Company in their discretion); (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of securities of the Company that describes any plans or proposals required to be disclosed in response to any of clauses (a) through (j) of Item 4 of any Schedule 13D (or any amendment thereto), other than a group including solely the Purchasers and their Affiliates; (iv) disclose any intention, plan or arrangement to change any of the members of the Board of Directors, any of the executive officers of the Company or the certificate of incorporation or bylaws of the Company, other than to the Company, directors of the Company, shareholders of the Company that have a representative on the Board of Directors or the Purchasers’ representatives and advisors; (v) publicly disclose any intention, plan or arrangement inconsistent with the foregoing, or (vi) advise, assist or encourage any other Persons in connection with any of the foregoing; it being understood that nothing in this Section 4.2(b) shall restrict or prohibit the Series B Director or TCV Designee, or any other representative of the Purchasers who is a director of the Company, from taking any action, or refraining from taking any action, which he or she determines, in his or her sole discretion, is necessary to fulfill his or her fiduciary duties as a member of the Board of Directors.
          (c) The provisions of Section 4.2(a) and (b) shall terminate in the event that the Board of Directors shall: (i) approve a tender offer for a majority of the outstanding capital stock of the Company; (ii) liquidate the Company or sell all or substantially all of the assets of the Company to another Person; (iii) approve a merger or consolidation of the Company with any other Person that would result in the voting securities of the Company outstanding immediately prior thereto representing less than a majority of the voting power to elect a majority of the board of directors or similar body of the Person surviving such merger or resulting from such consolidation; or (iv) sell or otherwise issue to any Person voting securities of the Company that would result in such Person having a majority of the combined voting power of the voting securities of the Company. For purposes hereof, “voting power” means the power to vote in the election of directors generally.
          (d) The provisions of Section 4.2(a) and (b) shall be reinstated and shall apply in full force according to their terms in the event that: (i) if the provisions of Section 4.2(a) and (b) shall have terminated as a result of a tender offer under clause (c)(i) above, such tender offer (as originally made or as extended or modified) shall have terminated (without a majority of the outstanding capital stock of the Company being accepted thereunder for purchase) prior to the commencement of a tender offer by any Purchaser that would have been permitted pursuant to clause (c)(i) as a result of such third-party tender offer; (ii) any tender offer by any Purchaser (as originally made or as extended or modified) that was permitted to be made pursuant to clause (c)(ii) through (iv) shall have terminated (without a majority of the outstanding capital stock of the Company being accepted thereunder for purchase); or (iii) if the provisions of Section 4.2(a) and (b) shall have terminated as a result of clause (c)(i), (iii) or (iv), the Board of Directors shall have determined to rescind or abandon the previous action described in clause (c)(i) through (iv) (and no such action shall have closed). Upon reinstatement of the provisions of Section 4.2(a) and (b), the preceding provisions of this Section 4.2 shall continue to govern, including, without limitation, those that provide for the termination of any of the provisions of this Section 4.2 in the event that any of the events described in clause (c) shall occur.
     Section 4.3 Hedging Transactions.
     (a) Each Purchaser agrees that during the twelve months following the Closing it will not enter into any Hedging Transactions.
     (b) If after the twelve month period referred to in Section 4.3(a), the Purchasers enter into Hedging Transactions which at any one time collectively result in the Purchasers holding fewer than 1,750,000 (as adjusted for stock splits, stock reverse splits, dividends paid in shares of Common Stock, combinations and the like with respect to the Common Stock) Economic Shares (a “Director Suspension Event”), then the Purchasers shall send a notice to the Company stating that a Director Suspension Event has occurred, and giving reasonable detail of the events giving rise to such Director Suspension Event. If at any time after sending notice of a Director Suspension Event the Hedging Transactions which gave rise to such Director Suspension Event have terminated or expired, in whole or in part, or the Purchasers have entered into another transaction, the result of which is that the Purchasers collectively hold 1,750,000 (as adjusted for stock splits, stock reverse splits, dividends paid in shares of Common Stock, combinations and the like with respect to the Common Stock) or more Economic Shares, then the Purchasers shall send a notice to the Company stating that the Director Suspension Event has terminated, and providing reasonable detail of the events giving rise to such termination, at which time the Director Suspension Event shall terminate.
     (c) If after the twelve month period referred to in Section 4.3(a), the Purchasers enter into Hedging Transactions which at any one time collectively result in the Purchasers holding fewer than 1,050,000 (as adjusted for stock splits, stock reverse splits, dividends paid in shares of Common Stock, combinations and the like with respect to the Common Stock) Economic Shares (a “Protective Provision Suspension Event”), then the Purchasers shall send a notice to the Company stating that a Protective Provision Suspension Event has occurred, and providing reasonable detail of the events giving rise to such Protective Provision Suspension Event. If at any time after sending notice of a Protective Provision Suspension Event the Hedging Transactions which gave rise to such Protective Provision Suspension Event have terminated or expired, in whole or in part, or the Purchasers have entered into other transactions, the result of which is that the Purchasers collectively hold 1,050,000 (as adjusted for stock splits, stock reverse splits, dividends paid in shares of Common Stock, combinations and the like with respect to the Common Stock) or more Economic Shares, then the Purchasers shall send a notice to the Company stating that the Protective Provision Suspension Event has terminated, and providing reasonable detail of the events giving rise to such termination, at which time the Protective Provision Suspension Event shall terminate.
     Section 4.4 TCV Director.
     (a) For so long as the Purchasers, as holders of Series B Preferred Stock, have the right to elect a director pursuant to the terms of the certificate of designation for the Series B Preferred Stock (the “Series B Director”), the Purchasers agree not to elect any Person as a Series B Director who has not been approved by a majority of the Company’s Independent Directors, which approval shall not be unreasonably withheld or delayed. In addition, the Purchasers agree not to elect any Person as a Series B Director until the Purchasers have received the FSA Approval.
     (b) At any time after receipt of the FSA Approval and prior to the date on which the Purchasers no longer own any Purchased Shares, Conversion Shares, Warrants or Warrant Shares, if the Purchasers are not entitled to elect a Series B Director pursuant to the terms of the certificate of designation for the Series B Preferred Stock, then for so long as, the Purchasers beneficially own at least 1,750,000 shares (as adjusted for stock splits, stock reverse splits, dividends paid in shares of Common Stock, combinations and the like with respect to the Common Stock) of Common Stock (excluding shares of Common Stock issuable upon exercise of the Warrants), the Purchasers shall have the right to nominate one (1) member of the Board of Directors (the “TCV Designee”). Subject to the prior approval of a majority of the Independent Directors, which approval shall not be unreasonably withheld or delayed, the Board of Directors shall promptly elect the TCV Designee to the Board of Directors. In the event that a TCV Designee is not approved by the Independent Directors, then the Purchasers shall have the right to substitute other TCV Designees until one is so approved. If, following election to the Board of Directors, the TCV Designee resigns, is removed, is not re-elected or is otherwise unable to serve for any reason, then, the Purchasers shall be entitled to designate a replacement nominee, who shall become the TCV Designee, and subject to the approval provided for in this Section 4.4(b) by the majority of the Independent Directors, shall be elected by the Board of Directors.
     (c) Upon receipt by the Company of a notice of a Director Suspension Event, (x) in the event the Purchasers are entitled pursuant to the certificate of designation for the Series B Preferred Stock to elect a Series B Director, and a Series B Director has been so elected, the Purchasers, at the request of the Board of Directors, shall remove such Series B Director, and (y) in the event the Purchasers are not so entitled to elect a Series B Director, but have pursuant to Section 4.4(b) above nominated and had elected a TCV Designee, the Purchasers shall, at the request of the Board of Directors, use its reasonable efforts to have such TCV Designee resign as a director. Upon the termination of the Director Suspension Event, (i) in the event the

Purchasers are entitled pursuant to the certificate of designation for the Series B Preferred Stock to elect a Series B Directors, the Purchasers may then again, subject to the approval of a majority of the Independent Directors provided for in Section 4.4(a), elect a Series B Director, and (ii) if a TCV Designee resigned pursuant to clause (y) of this Section 4.4(c), then at the request of the Purchasers, the Board of Directors shall re-elect the TCV Designee to the Board of Directors.
     (d) The Company shall (i) upon a TCV Designee becoming a director of the Company enter into an indemnification agreement with such TCV Designee in the form entered into with the other directors of the Company, and (ii) cause the TCV Designee to be covered by any directors and officers insurance policy maintained by the Company from time to time at all times that a TCV Designee serves on the Board of Directors.
     Section 4.5 Rights Agreement. In the event that the Company adopts, enters into or maintains a shareholder rights plan, the primary purpose of which is to prevent an acquisition of the Company in a transaction not approved by Board of Directors (a “Shareholder Rights Plan”) the Company agrees that such Shareholder Rights Plan shall (i) ensure that the shares of Common Stock issued upon conversion of the Series B Preferred Stock or the exercise of the Warrant shall be entitled to receive any preferred stock purchase right or any other benefit or right granted to shares of Common Stock, (ii) not prevent, prohibit or restrict TCV and its Affiliates (including by treating them as an “acquiring person” under the Shareholder Rights Plan), (x) from acquiring, directly or indirectly, by purchase or otherwise, record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act ), of any securities of the Company which if acquired would result in the Purchasers and their Affiliates, in the aggregate, having record or beneficial ownership of more than 19.9% of the outstanding shares of the Company’s Common Stock determined on a fully diluted basis (which shall be determined assuming conversion of all of the shares of Series B Preferred Stock and exercise of all Warrants for the full number of Warrants Shares), and (y) from continuing to own, beneficially and of record, any securities of the Company if the Company takes any direct or indirect action that results in the number of shares of Common Stock determined on a fully diluted basis being reduced (e.g. stock repurchases).
     Section 4.6 Specific Performance. The Purchasers and the Company agree that irreparable damage would occur and that the Company and the Purchaser, as applicable, would not have any adequate remedy at law in the event that any of the provisions of Sections 4.2, (Restrictions on Actions), 4.3 (Hedging Transactions), 4.4 (TCV Director) or 4.5 (Rights Agreement) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Purchasers and the Company agree that the Company and the Purchasers, as applicable, shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of such Sections and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE V
CONDITIONS TO THE PURCHASERS’ OBLIGATION
     Section 5.1 Initial Closing. The obligations of the Purchasers to consummate the transactions contemplated hereby to be consummated at the Initial Closing are subject to the satisfaction, on or prior to the Initial Closing Date, of each of the following conditions precedent:
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all material respects on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date, except for representations and warranties that speak as of a specific date or time other than the Initial Closing Date (which need only be true and correct in all material respects as of such date or time); provided, however, that if a representation or warranty is qualified by “materiality” or “Material Adverse Effect” or similar qualifier, such representation or warranty (as so qualified) shall be true and correct in all respects.
          (b) Covenants. The Company shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Initial Closing.
          (c) Certificates. The Company shall have delivered to the Purchasers (i) a certificate, dated as of the Initial Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clauses (a) and (b) of this Section 5.1 has been satisfied, and (ii) a certificate, dated as of the Initial Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) amended and restated certificate of incorporation, (B) bylaws, as amended, and (C) board resolutions approving this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.
          (d) Series B Preferred Stock Certificates. The Company shall have delivered one or more stock certificates to each Purchaser representing the portion of the Purchased Shares to be purchased by such Purchaser at the Initial Closing.
          (e) Investor Rights Agreement. The Company shall have entered into the Investor Rights Agreement.
          (f) Legal Opinion. The Company shall have provided an opinion addressed to the Purchasers rendered by its outside legal counsel in form and substance reasonably satisfactory to the Purchasers, in substantially the form attached hereto as Exhibit D with respect to the Purchased Shares and Warrants to be purchased at the Initial Closing.
          (g) Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware.
          (h) Warrants. The Company shall have entered into and delivered the Warrants to the Purchasers that are to be purchased by the Purchasers at the Initial Closing.

     Section 5.2 Subsequent Closing. The obligations of the Purchasers to consummate the transactions contemplated hereby to be consummated at the Subsequent Closing are subject to the satisfaction, on or prior to the Subsequent Closing Date, of each of the following conditions precedent:
          (a) Initial Closing. The transactions contemplated to occur at the Initial Closing shall have been consummated.
          (b) FSA Approval. To the extent required, the Purchasers shall have received FSA Approval.
          (c) Representations and Warranties. Each of the representations and warranties of the Company contained in Article II of this Agreement shall be true and correct in all material respects on and as of the Subsequent Closing Date with the same effect as though such representations and warranties had been made on and as of the Subsequent Closing Date, except for representations and warranties that speak as of a specific date or time other than the Subsequent Closing Date (which need only be true and correct in all material respects as of such date or time); provided, however, that if a representation or warranty is qualified by “materiality” or “Material Adverse Effect” or similar qualifier, such representation or warranty (as so qualified) shall be true and correct in all respects.
          (d) Covenants. The Company shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by it at, or prior to, the Subsequent Closing.
          (e) Certificates. The Company shall have delivered to the Purchasers a certificate, dated as of the Subsequent Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clauses (c) and (d) of this Section 5.2 has been satisfied.
          (f) Series B Preferred Stock Certificates. The Company shall have delivered one or more stock certificates to each Purchaser representing the portion of the Purchased Shares to be purchased by such Purchaser at the Subsequent Closing.
          (g) Legal Opinion. The Company shall have provided an opinion addressed to the Purchasers rendered by its outside legal counsel in form and substance reasonably satisfactory to the Purchasers, in substantially the form attached hereto as Exhibit D with respect to the Purchased Shares and Warrants to be purchased at the Subsequent Closing.
          (h) Warrants. The Company shall have entered into and delivered the Warrants to the Purchasers that are to be purchased by the Purchasers at the Subsequent Closing.

ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATION
     Section 6.1. Initial Closing. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Initial Closing Date, of each of the following conditions precedent:
          (a) Representations and Warranties; Performance. Each of the representations and warranties of the Purchasers contained in Article III of this Agreement shall be true and correct in all material respects on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date, except for representations and warranties that speak as of a specific date or time other than the Initial Closing Date (which need only be true and correct in all material respects as of such date or time); provided, however, that if a representation or warranty is qualified by “materiality” or “material adverse effect” or similar qualifier, such representation or warranty (as so qualified) shall be true and correct in all respects.
          (b) Covenants. The Purchasers shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Initial Closing.
          (c) Certificates. The Purchasers shall have delivered to the Company a certificate, dated as of the Initial Closing Date and executed on behalf of the Purchasers by their authorized representative, to the effect that each of the conditions set forth in clauses (a) and (b) of this Section 6.1 has been satisfied.
          (d) Consideration for the Securities. Each Purchaser shall have paid the purchase price of the Purchased Shares and Warrants to be purchased by such Purchaser in full at the Initial Closing either by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.
          (e) Investor Rights Agreement. The Purchasers shall have entered into the Investor Rights Agreement.
          (f) Certificate of Designation. The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware.
          (g) Warrants. The Purchasers shall have entered into and delivered the Warrants to the Company that are to be purchased by the Purchasers at the Initial Closing.
     Section 6.2. Subsequent Closing. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Subsequent Closing Date, of each of the following conditions precedent:
          (a) Initial Closing. The transactions contemplated to occur at the Initial Closing shall have been consummated.

          (b) FSA Approval. To the extent required, the Purchasers shall have received FSA Approval.
          (c) Representations and Warranties; Performance. Each of the representations and warranties of the Purchasers contained in Article III of this Agreement shall be true and correct in all material respects on and as of the Subsequent Closing Date with the same effect as though such representations and warranties had been made on and as of the Subsequent Closing Date, except for representations and warranties that speak as of a specific date or time other than the Subsequent Closing Date (which need only be true and correct in all material respects as of such date or time); provided, however, that if a representation or warranty is qualified by “materiality” or “material adverse effect” or similar qualifier, such representation or warranty (as so qualified) shall be true and correct in all respects.
          (d) Covenants. The Purchasers shall have performed and complied in all material respects with all other covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Subsequent Closing.
          (e) Certificates. The Purchasers shall have delivered to the Company a certificate, dated as of the Subsequent Closing Date and executed on behalf of the Purchasers by their authorized representative, to the effect that each of the conditions set forth in clauses (c) and (d) of this Section 6.2 has been satisfied.
          (f) Consideration for the Securities. Each Purchaser shall have paid the purchase price of the Purchased Shares and Warrants to be purchased by such Purchaser in full at the Subsequent Closing either by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.
          (g) Warrants. The Purchasers shall have entered into and delivered the Warrants to the Company that are to be purchased by the Purchasers at the Subsequent Closing
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing of the transactions contemplated hereby. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought with respect to such representation and warranties after the date that is 12 months after the Closing; except for the representations and warranties set forth in Sections 2.2, 2.17 and 2.22 which shall survive indefinitely.
     Section 7.2 Shares Owned by Affiliates. For the purposes of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any Affiliate of a Purchaser shall be deemed to be owned by such Purchaser.

     Section 7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.3, provided that receipt of copies of such counterparts is confirmed.
     Section 7.4 Governing Law.
          (a) Except to the extent the DGCL is mandatorily applicable, this Agreement and any disputes arising hereunder or controversies related hereto shall be governed by and construed in accordance with the internal laws of the State of New York that apply to contracts made and performed entirely within such state.
          (b) Each of the parties hereto irrevocably (i) submit to the exclusive jurisdiction of any court of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement or the Related Agreements (each a “Proceeding”), (ii) agree that service of any process, summons, notice or document in accordance with Section 7.7 hereof shall be effective service of process for any Proceeding brought against such party; (iii) irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement in any such court; (iv) agree that all claims in respect of any Proceeding may be heard and determined in any such court; and (v) agree not to commence any Proceeding other than in such court, and waive, to the fullest extent permitted by applicable law, any claim that any such Proceeding is brought in an inconvenient forum.
          (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such Person’s property, each such party hereto hereby irrevocably waives such immunity in respect of such Person’s obligations with respect to this Agreement.
          (d) Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     Section 7.5 Entire Agreement; No Third Party Beneficiary. This Agreement and the Related Agreements contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement, including the letter of intent dated May 23, 2008 between the Company and TCV VI, are merged in and are superseded and canceled by, this Agreement and the Related Agreements. Notwithstanding anything to the contrary in the foregoing, the Confidentiality Agreement dated May 27, 2008 between the Company and TCMI, Inc. shall, notwithstanding clause (ii) of paragraph 16 thereof, continue in effect in accordance with its terms with respect to the provisions thereof related to Evaluation Material (as defined therein), including, without limitation, Sections 1 through 6 thereof and related provisions. Except with respect to Section 4.4(d), this Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.
     Section 7.6 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees shall be paid by the party incurring such expenses, except that, upon consummation of the Initial Closing, the Company shall pay up to $150,000 of the reasonable and documented out-of-pocket fees and expenses incurred by the Purchasers, including, without limitation, the reasonable and documented fees and expenses of counsel for the Purchasers.
     Section 7.7 Notices. All notices and other communications hereunder will be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express or facsimile (or like transmission) with confirmation of transmission by the transmitting equipment or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto given in accordance herewith. Any such notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by facsimile or like transmission, on the next business day when sent by overnight delivery services or five days after the date so mailed if by certified or registered mail.
If to the Company, to:
MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, NY 10005
Fax No.: (212) 813-6390
Attention: Chief Executive Officer
with a copy to:
Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention: Adam J. Kansler

If to a Purchaser, to:
Technology Crossover Ventures
528 Ramona Street
Palo Alto, CA 94301
Fax No.: (650) 614-8222
Attention: Carla S. Newell
with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Fax No.: (650) 463-2600
Attention: Peter F. Kerman
     Section 7.8 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.
     Section 7.9 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
     Section 7.10 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
     Section 7.11 Interpretation; Absence of Presumption.
          (a) For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.
          (b) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
     Section 7.12 Severability. Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.
[The next page is the signature page]

     The parties have caused this Securities Purchase Agreement to be executed as of the date first written above.

MARKETAXESS HOLDINGS INC.

By:	/s/ Richard M. McVey

Name: Richard M. McVey
Title: Chief Executive Officer

TCV VI, L.P.

By:	Technology Crossover Management VI, L.L.C.
Its:	General Partner

By:	/s/ Carla S. Newell

Name: Carla S. Newell
Title: Attorney-in-Fact

TCV MEMBER FUND, L.P.

By:	Technology Crossover Management VI, L.L.C.
Its:	General Partner

By:	/s/ Carla S. Newell

Name: Carla S. Newell
Title: Attorney-in-Fact

S-1

EXHIBIT A
DEFINED TERMS
     1. The following capitalized terms have the meanings indicated:
     “Affiliate” of any Person means any Person, directly or indirectly, controlling, controlled by or under common control with such Person.
     “Board of Directors” means the Company’s board of directors.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the Company’s voting common stock, $0.003 par value per share.
     “DGCL” means the Delaware General Corporation Law.
     “Economic Shares” means with respect to the Purchasers the aggregate, without duplication, of (i) shares of Common Stock beneficially owned by the Purchasers (excluding shares issuable upon exercise of the Warrants until such time as the shares are issued upon exercise), plus (ii) shares of Common Stock issuable upon shares of Series B Preferred Stock beneficially owned by the Purchasers, less (iii) shares of Common Stock that are the subject of Hedging Transactions.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FINRA” means the Financial Industry Regulatory Authority.
     “FSA” means the Financial Services Authority.
     “FSA Approval” means the approval by the FSA of the Purchasers and their relevant Affiliates acquiring “control” of MarketAxess Europe Limited pursuant to the transactions contemplated by the Agreement and the Related Agreements, where “control” has the meaning given to it in the FSA Rules.
     “FSA Rules” means the rules, requirements, guidance and directions issued by the FSA.
     “GAAP” means generally accepted accounting principles as in effect in the United States.
     “Hedging Transactions” means the entering (i) into a Short Sale, (ii) into or establishment of any agreement constituting a “put equivalent position,” as defined by Rule 16a-1(h) of the Exchange Act, or (iii) otherwise entering into a hedging transaction the primary purpose of which is to offset the loss which results from a decline in the market price of the Common Stock.

     “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.
     “Independent Director” shall mean the directors of the Company which the Company’s board of directors has determined are “independent” within the meaning of Rule 4200(a)(15) of NASDAQ.
     “Intellectual Property Rights” means all registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names and Internet domain names that are used by the Company or any of its Subsidiaries in their business as presently conducted, including all (i) databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, development tools, instructions and templates created by or on behalf of the Company or any of its Subsidiaries and (ii) inventions, trade dress, logos and designs created by or on behalf or any of the Company or any of its Subsidiaries.
     “Investment Company Act” mean the Investment Company Act of 1940, as amended.
     “Investor Rights Agreement” means the Investor Rights Agreement among the Company and each of the Purchasers in the form attached to the Agreement as Exhibit C.
     “Lien” means any mortgage, pledge, security interest or other encumbrance, excluding (A) statutory liens for Taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) encumbrances pursuant to securities laws.
     “Material Adverse Effect” means a material adverse effect upon the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.
     “Proxy Statement” means the Company’s definitive proxy statement for its 2008 annual meeting of stockholders, as filed with the SEC on April 23, 2008.
     “Restricted Affiliate” means: (a) any Person who is directly or indirectly responsible for the formation, management, operations, oversight or administration of the Purchasers (including, without limitation, any principals, partners or employees of any such Person); and (b) any investment fund directly or indirectly formed, managed or controlled by any one or more Persons referred to in the preceding clause (a).
     “SEC” means the United States Securities and Exchange Commission.

     “SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC on or after January 1, 2006.
     “Short Sale” means a sale of Common Stock that is marked as a short sale.
     “Stock Plans” means the Company’s 2000 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan and the Company’s 2004 Stock Incentive Plan, as each has been amended to the date hereof.
     “Subsidiary” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Tax” and “Taxes” means all federal, state, local and foreign taxes, including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes.

2.	The following terms are defined in the Sections of the Agreement indicated:
INDEX OF TERMS

Term	Section
Agreement	Preamble
Certificate of Designation	1.1
Company	Preamble
Conversion Shares	2.4	(b)
ERISA Documents	2.16
Financial Statements	2.7
Initial Closing	1.2
Initial Closing Date	1.2
Preferred Stock	2.4	(a)
Purchased Shares	Recitals
Purchasers	Preamble
Related Agreements	2.2
Restricted Period	4.2
Securities Act	2.4	(c)
Series B Preferred Stock	Recitals
Subsequent Closing	1.2
Subsequent Closing Date	1.2
TCV Member Fund	Preamble
TCV VI	Preamble
Warrant Shares	Recitals
Warrants	Recitals

SCHEDULE 1.1
PURCHASED SHARES AND WARRANT SHARES

		Number
	Number of	of
	Purchased	Warrant	Aggregate
Purchaser	Shares	Shares	Purchase Price
TCV VI, L.P.
Initial Closing	27,781.220786	555,624	27,781,220.79
Subsequent Closing	6,945.305197	138,906	6,945,305.20
Total	34,726.525983	694,530	$34,726,525.99

TCV Member Fund, L.P.
Initial Closing	218.779214	4,376	218,779.21
Subsequent Closing	54.694803	1,094	54,694.80
Total	273.474017	5,470	$273,474.01

Total	35,000.000000	700,000	$35,000,000.00